UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2014

Adamas Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36399	42-1560076
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

2200 Powell Street, Suite 220 Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 450-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2014, Adamas Pharmaceuticals, Inc. (the “Company”), entered into a fifth amendment (the “Lease Amendment”) to that certain lease dated April 25, 2006 (as amended prior to the execution of the Lease Amendment, the “Existing Lease”) with Emeryville Office, L.L.C. (the “Landlord”).  The Lease Amendment, with an effective date of May 23, 2014, provides for the relocation of the Company’s current corporate headquarters from 2200 Powell Street, Suite 220, Emeryville, California where the company has 7,652 square feet (the “Current Premises”), to a facility containing approximately 12,492 square feet located at 1900 Powell Street, Suite 750, Emeryville, California (the “New Premises”).  Pursuant to the Lease Amendment, the Company will move into the New Premises and surrender the Current Premises on the earlier to occur of: (a) the date Company moves into the New Premises to commence operation of its business in all or any portion of the New Premises; or (b) the date Landlord delivers the New Premises to Company after completing certain agreed upon tenant improvements (the “New Premises Commencement Date”).  The term of the Existing Lease, as amended by the Lease Amendment, expires 65 months after the New Premises Commencement Date.

Base rent payable under the Lease Amendment for the New Premises will be as follows:

Months	Monthly Base Rent
1-12	$32,479.20
13-24	$33,453.58
25-36	$34,457.18
37-48	$35,490.90
49-60	$36,555.63
61-65	$37,652.29

In addition, the Company will pay the Landlord specified percentages of certain operating expenses and taxes related to the New Premises incurred by the Landlord.

The foregoing description of the terms of the Lease Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Existing Lease, which has been filed previously by the Company as an exhibit to its Registration Statement on Form S-1, and the Lease Amendment, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended ending on June 30, 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adamas Pharmaceuticals, Inc.

Dated: June 17, 2014
	By:	/s/ Anthony Rimac
Anthony Rimac
Chief Financial Officer